INVESTORS: John Dong, CFO
                                                                    925.941.6260
                                                           MEDIA: Kelly Sullivan
                                                                    212.515.1908


        BRITESMILE 2003 RESULTS UPDATED - NET LOSS DECREASES BY $677,000


WALNUT CREEK, CA - March 29, 2004 - BriteSmile, Inc. (Nasdaq: BSML), the leading international provider of state-of-the-art teeth-whitening systems, today released an addendum to its earnings release previously issued on March 15, 2004 providing updated results for the year ended December 27, 2003.

Net loss decreased from $15.2 million as previously reported to $14.6 million with a resulting decrease in net loss per share from $(2.25) to $(2.15). This is a result of two adjustments; a decrease to Product Sales of $27,000, offset by a decrease to Operating and Occupancy Costs of $704,000. These adjustments result from a correction in accounting policy for Magic Mirrors offered to customers who sign a contract to purchase a minimum number of key cards per month. Subsequent to the release of our earnings on March 15, 2004, we determined that these costs should be capitalized and amortized over the life of the contract. Previously, revenue and cost attributable to these Magic Mirrors was recognized at the time of shipment to the customer.

Results as updated for this change are as follows:

For 2003, the Company reported Operating and Occupancy Costs of $17.4 million, versus $18.1 million reported before the adjustment discussed above.

For 2003, the Company reported a net loss of $14.6 million, versus $15.2 million before these adjustments. This updated net loss compares with $18.8 million net loss for 2002, representing a 22% improvement over the previous year. For 2003, the net loss per share was $2.15 compared with $3.14 for 2002 (both per share numbers reflect the 5:2 stock split which was effective January 30, 2004).


BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago, IL; and Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 4,900 Associated Centers. Of the BriteSmile Associated Centers, more than 1800 are located outside of the United States, in more than 70 countries. For more information about BriteSmile's procedure, call 800-BRITESMILE or visit the Company's Website at http://www.britesmile.com.

                                      # # #

This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties such as the Company's ability to continue to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, development of new strategic and marketing relationships in the United States and internationally, and the Company's continued ability to secure financing to support its expansion. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

                                BRITESMILE, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                        (In Thousands, except share data)


                                                          Q4 2003            Q4 2002               2003              2002
                                                     -------------     --------------     --------------     -------------
REVENUES:
    Center whitening fees, net                       $     3,961       $      2,911       $     15,946       $    12,738
    Associated center whitening fees, net                  5,093              5,177             21,030            22,460
    Product sales                                          3,333                943              6,803             4,125
                                                     -------------     --------------     --------------     -------------
       Total revenues, net                                12,387              9,031             43,779            39,323
                                                     -------------     --------------     --------------     -------------

OPERATING COSTS AND EXPENSES:
    Operating and occupancy costs                          4,536              3,454             17,385            14,671
    Selling, general and administrative expenses           9,628              9,643             31,589            34,480
    Research and development expenses                        627                206              1,399               923
    Depreciation and amortization                          1,706              1,528              6,589             6,099
    Restructuring expense                                    140                304                140               304
    Impairment charges                                        90                 --                 90                --
                                                     -------------     --------------     --------------     -------------

       Total operating costs and expenses                 16,727             15,135             57,192            56,477

          Loss from operations                            (4,340)            (6,104)           (13,413)          (17,154)
                                                     -------------     --------------     --------------     -------------
Interest expense (net)                                      (475)              (919)            (1,145)           (1,537)


Loss before income tax provision                          (4,815)            (7,023)           (14,558)          (18,691)

Income tax provision                                          20                 26                 24                80
                                                     -------------     --------------     --------------     -------------


         Net loss                                    $    (4,835)      $     (7,049)      $    (14,582)      $   (18,771)

DEEMED DIVIDEND RELATED TO WARRANTS                           --                307                 --               307
                                                     -------------     --------------     --------------     -------------

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS         $    (4,835)       $    (7,356)      $    (14,582)      $   (19,078)
                                                     =============     =============      =============      ============

Basic and diluted net loss per share                 $     (0.60)      $      (1.21)      $      (2.15)      $     (3.14)
                                                     =============     =============      =============      ============
Weighted average shares - basic and diluted            8,096,427          6,068,530          6,778,111         6,068,530
                                                     =============     =============      =============      ============